EXHIBIT 99.1

M A C K — C A L I  R E A L T Y  C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1000	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000

MACK-CALI ANNOUNCES LEADERSHIP TRANSITION PLAN

Edison, New Jersey—November 4, 2014—Mack-Cali Realty Corporation (NYSE: CLI) today announced that Mitchell E. Hersh will step down as President and Chief Executive Officer at the Company’s Annual Meeting in May 2015 and will not stand for reelection to the Mack-Cali Board of Directors.

The Board intends to form a search committee and retain a leading executive search firm to identify a successor. To ensure a smooth transition, Mr. Hersh will continue to lead Mack-Cali in his current positions until his departure and will support the Board’s search process. A copy of a separation agreement entered into between Mr. Hersh and Mack-Cali will be filed by Mack-Cali on a Form 8-K.

“It has been a privilege to lead the finest employees in the industry, whose commitment and hard work never ceases to impress me,” said Mr. Hersh. “Together, we have steadily outperformed most of the markets that we operate in and have continued to reinvest in our office properties. At the same time, we have significantly advanced our multi-family residential strategy, successfully increasing the Company’s residential business mix through developable land acquisitions and property investments. After 17 years at Mack-Cali and 24 years at a predecessor company, I agree that it is the right time to transition leadership responsibilities, and I know that Mack-Cali has an outstanding team in place to continue building on our momentum. We have built a strong platform for long-term growth, and I am confident in the company’s future.”

“On behalf of the Board of Directors of Mack-Cali, I want to thank Mitch for his many contributions to the Company,” said William L. Mack, Chairman of the Mack-Cali Board. “Under his leadership, Mack-Cali has successfully repositioned its portfolio and diversified into the multifamily apartment sector. We look forward to identifying a new leader to continue executing on our strategic initiatives and strengthening our already strong platform. We greatly appreciate Mitch’s dedication to ensuring a seamless transition and wish him the best in his future endeavors.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 266 office and office/flex properties totaling approximately 30.8 million square feet and 13 multi-family rental properties containing over 3,900 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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